SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

KB HOME

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The definitive additional materials filed herewith include an e-mail message sent to KB Home employees on March 2, 2012, and a letter from KB Home President and Chief Executive Officer.

Email to Employees

Subject Line: KB Home Annual Meeting – Your Vote and Support Matter!

Dear KB Home Team:

On Thursday, April 12, 2012, we will hold our Annual Meeting of Stockholders at our corporate office. You can find the proxy materials for the meeting online at http://www.kbhome.com/investor/proxy.

Many of you will have the opportunity to vote on the three items of business being considered at the meeting, and your vote is very important.

If on February 10, 2012, you held KB Home stock, had stock options and/or had investments in the KB Home Common Stock Fund in our 401(k) Savings Plan, you will receive a voting instruction form or a notice card with instructions on how to access the proxy materials and vote. Depending on your holdings, including any in a personal brokerage or bank account, you may receive more than one voting instruction form or notice card, and they may be sent to you electronically.

Please look for your voting instruction form(s) or notice card(s) in the mail or in your e-mail account(s). Each voting instruction form or notice card will have the control numbers you need to vote. If you receive a notice card, you will not receive a paper or e-mail copy of the proxy materials unless you request a copy by following the instructions provided on your notice card. If you receive a paper or e-mail copy of the proxy materials, your control numbers will be on the voting instruction form or in the e-mail you receive. Use the control numbers provided on each voting instruction form, notice card or e-mail you receive.

For the reasons discussed in the proxy materials, I encourage you to vote

•	FOR the election of our directors (Item 1)

•	FOR the ratification of our independent registered public accounting firm (Item 2)

•	FOR the advisory vote on named executive officer compensation (Item 3)

To ensure your vote is counted, please vote as soon as possible.

If you have any questions about voting or the about the Annual Meeting, please contact our Corporate Secretary or our Assistant Corporate Secretary.

Thank you for your support.

A LETTER FROM KB HOME PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dear Fellow KB Home Stockholders:

In 2011, KB Home made significant progress on many fronts in repositioning our company for future profitability. Our continued focus on reducing costs, aligning our products for today’s consumer, and bolstering our presence in highly preferred markets yielded tangible results. We ended the year with a net profit for the fourth quarter and cumulative net profit for the second half of 2011. We achieved higher year-over-year net orders for the first time in several years. We reduced overhead expenses by a meaningful amount, and improved our SG&A expense ratio sequentially during the last three quarters of the year. We reduced our debt by nearly $200 million in 2011, and we are committed to maintaining adequate liquidity to support our business needs and remain opportunistic as markets recover. We opened 123 new communities during 2011, focusing on highly desirable submarkets featuring higher median incomes, stable pricing and lower inventory levels, which allowed us to sell homes at higher price points with increased square footages and higher Studio revenues. Most importantly, through the combination of new product lines, strategic new community openings, an emphasis on our Built to Order process, and industry-leading energy efficiency initiatives, we established a sales pace that resulted in the highest year-end backlog we have had in three years. We accomplished all of this while continuing to focus on our customers, achieving record level customer satisfaction for the second year in a row. With the communities better positioned, lower overhead structure, higher backlog and sales momentum, KB Home was better positioned as we entered our new fiscal year than we have been in quite some time.

We believe a key driver of our improved sales pace is our industry-leading energy efficiency initiatives. We believe every new home built in America today should be a more sustainable home, not only because it is good for the environment, but primarily because it can meaningfully lower the total cost of homeownership. In 2011 KB Home launched its proprietary Energy Performance Guide® (EPG®) for every new home it builds. Similar to an MPG sticker for new cars, the KB Home EPG provides an estimate of monthly energy costs for the home as designed, and was recently updated to include the estimated monthly savings this represents over a typical resale home. In addition to launching our EPG, other strategic energy initiatives we introduced in 2011 included making solar power a standard feature in 29 communities throughout Southern California, the nationwide rollout of our ZeroHouse 2.0™ net-zero energy home options, and expanding our program to construct homes to the EPA’s new WaterSense® specification.

Along the way, we continue to be nationally recognized for our efforts. In addition to being named the #1 Homebuilder on FORTUNE magazine’s 2011 World’s Most Admired Companies list, we were honored by the EPA with their highest awards for energy and water efficiency: the 2011 ENERGY STAR Sustained Excellence award and 2011 WaterSense Partner of the Year award.

The steps we have taken on all of these fronts have significantly elevated our brand and culminated in the hard-earned sales momentum we established in the second half of the year, with new home orders up year-over-year 40% in the third quarter and 38% in the fourth quarter. This performance underscores that while the housing market did not necessarily improve in 2011 – in fact, new home sales were the worst on record – we undoubtedly improved as a company. As a result, we are in a very different position as we enter our new fiscal year, and I would like to thank our employees throughout the company for their hard work and dedication that has been critical to our success.

We are encouraged by the signs of recovery we are seeing in the national economy, and the stabilization that is occurring in housing. Inventory levels continue to decrease and prices are firming up in several markets. As we continue to reduce costs and grow margins, we believe we have laid the foundation for improved financial and operating performance in the new fiscal year.

Despite the challenging economic times we have been through as a country, the dream of homeownership remains a very real part of the American experience. With rising rents, low interest rates, great prices and energy efficient features that further reduce costs, there hasn’t been a better time to own a new KB home in over half a century.

In 2012, KB Home celebrates its 55th year of building quality homes for families. As we continue to draw upon our rich history and experience while meeting the unique challenges of today’s market, I am confident that we will ensure our company’s leading position in the homebuilding industry for decades to come.

Thank you for your continued confidence and investment in KB Home.

Sincerely,

Jeffrey T. Mezger

President and Chief Executive Officer

KB Home

Forward-Looking and Cautionary Statements

Certain matters discussed in the materials filed herewith, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic, employment and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes, declining home prices and increased foreclosure and short sale activity, among other things; conditions in the capital and credit markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level and structure and to access the credit, capital or other financial markets or other external financing sources; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and existing homes, including sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; legal or regulatory proceedings or claims; our ability to access capital; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count and open new communities, and our increasing operational and investment concentration in markets in California and Texas), revenue growth, and overhead and other cost reduction strategies; consumer traffic to our new home communities and consumer interest in our product designs, including The Open Series™; the impact of our former unconsolidated mortgage banking joint venture ceasing to offer mortgage banking services after June 30, 2011; the manner in which our homebuyers are offered and obtain residential consumer mortgage loans and mortgage banking services; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended November 30, 2011, for a further discussion of these and other risks and uncertainties applicable to our business.